Exhibit 9.1

Shareholder

And

Li Hengfang

Proxy Voting Agreement

In Relation To

ReTo Eco-Solutions, Inc.

August 2016

Proxy Voting Agreement

This proxy voting agreement (hereinafter referred to as “Agreement”) was signed by below parties on 22 August 2016:

(1) Party A: See Schedule A for signatories

Directly or indirectly holds (See Schedule A) shares of ReTo Eco-Solutions, Inc.;

(2) Party B: Mr. Li Hengfang

(Hereinafter referred to as “parties”, and each as a “party”)

Whereas:

Both parties agree, Party A entrust Party B his voting right representing the total shares which he hold in ReTo Eco-Solutions, Inc. (hereinafter referred to as “Company”) at the Company’s shareholders meeting.

Hence, both parties enter into an agreement as below:

1、Proxy voting matters

1.1.	Both parties commit, Party A entrust Party B with full powers to attend the Company’s shareholders meetings and exercise the right to vote on behalf of Party A with regards to all the matters which should submit to the Company’s shareholders meeting for making a resolution, including the general annual meeting, or other regular or special shareholders meeting, or any other meetings which may require.

1.2.	Those proxy voting matters under this Agreement herein including but not limited to: appointment and resignation of member of the board, appointment of independent director, IPO of the Company, equity financing, material acquisition or reorganization, liquidation of the Company, bankruptcy of the Company, debt settlement, and any other matters that shall be mutual decided by the shareholders.

2、Procedures and ways for exercising voting rights

2.1.	With three (3) days after receiving the notice of the shareholders meeting of the Company (hereinafter referred to as “Notice”), Party A shall inform Party B the time and matters of the shareholders meetings by way of electronic communication, email, fax etc. Under this Agreement, Party B is deemed to have voting rights representing the total shares directly or indirectly held by himself and Party A.
2.2.	On the date of shareholders meeting, Party B shall fully exercise voting rights on behalf of Party A pursuant to this Agreement (or other power of attorney signed by both parties separately), the procedures and results shall be recorded in the minutes of shareholders meeting.

2.3.	Within two (2) days after the effective of the resolution of shareholders meeting, Party B shall inform Party A of above resolution in written at the request of Party A.

2.4.	In the event that Party B cannot attend the shareholders meeting, Party B can delegate other shareholders or any other person which have full capacity for civil conduct (hereinafter referred to as “third party”) the voting rights representing the total shares directly or indirectly held by himself and Party A under this Agreement (hereinafter referred to as “transfer of the power of attorney”). Pursuant to the transfer of the power of attorney herein, Party B shall signed with the third party a written engagement letter in relation to stipulating the voting ways and scope of authority. If no engagement letter was signed by Party B and the third party or no scope of authority was written in the engagement letter, the third party is deemed to have no rights. If an engagement letter was signed by Party B and the third party, both parties shall accept the resolution of the shareholders meeting pursuant to this article.

3、Limitation of shareholding

3.1.	Unless agreed by Party B, Party A shall not transfer his voting rights representing the total shares he held in the Company to any other third persons by way of delegation or fiduciary or any other ways may be.

3.2	Party B commits that he will continuously perform his responsibility of proxy voting pursuant to this Agreement until Party A holds no shares in the Company, even under the event of share reducing by Party A.

4、Representations and warranties

4.1.	Each party represents and warrants to the other party that on the date hereof:
a)	He is a natural person with full capacity for civil conduct or it is a legal entity or a corporation or other organizations validly existing;
b)	Legally holds shareholding in the Company;
c)	Signing and implementing of this Agreement will not cause any breaches or non-performances of any other contracts or similar arrangements signed by either party.

5、Liabilities for breach of contract

5.1 Any breach of this Agreement by each party, the defaulting party shall bear compensation liabilities if cause any financial loss to the non-defaulting party.

6、Supplementary provisions

6.1 This Agreement is an entire agreement signed by both parties in relation to all matters stipulated herein, and replace any other previous negotiation, treaty or agreement with regard to all matters discussed under this Agreement.

6.2	This Agreement come into effect from the date of signature of both parties.
6.3	This Agreement has been written triplicate, each party keeps one copy for reference, and the Company keeps one copy for filing.
6.4	Any disputes arising from the understanding and performance of this Agreement, both parties shall have them settled through friendly negotiation. If cannot be resolved by negotiation, both parties agree to submit related disputes to Beijing Arbitration Commission (Beijing International Arbitration Centre) by arbitration.
6.5	If there are any outstanding matters, both parties agree to enter into a written supplemental agreement accordingly.

(signature page)

Party A (seal):

Party B (sign):

/s/ Li Hengfang

22 August 2016

SCHEDULE A

No.	Shareholders	Shares
1	Xunhong Co., Ltd	267,893
2	Zhang Weiqing	880,000
3	Zhang Xiaonan	250,000
4	Fengrun Industrial Group Co., Ltd	412,200
5	Wang Jinye	74,800
6	Ge Huixuan	427,428
7	Jieyi Group Co., Ltd	211,400
8	Xinyin Development Co., Ltd	437,675
9	Qunfeng Group Co., Ltd	274,800
10	An Ze Group Co., Ltd	760,958
11	Li Suping	820,000
12	Ma Dongfang	850,000
13	Xi Wenyan	850,000
14	Chuangrui Industrial Co., Ltd	850,000
15	Zhenhao Co., Ltd	850,000
Total		8,217,154

A-1